EXHIBIT 99.1

     CHILDREN'S BROADCASTING CORPORATION, DBA INTELEFILM(SM), PURCHASES 51%
         OF BI-COASTAL COMMERCIAL PRODUCTION COMPANY, CURIOUS PICTURES

              PRINCIPALS EXTEND EMPLOYMENT AGREEMENTS THROUGH 2004

MINNEAPOLIS -- AUGUST 4, 1999 -- Children's Broadcasting Corporation DBA iNTELEFILM(SM) (Nasdaq: FILM) announced today that on July 27, 1999 it purchased 51 percent of Curious Pictures Corporation, a commercial production company from a four person management team for $1.5 million in cash and $1.5 million pursuant to a promissory note bearing 8 percent interest due May 31, 2000. Curious Pictures was a subsidiary of Harmony Holdings Inc., of which iNTELEFILM is the largest shareholder. The transaction results in Curious Pictures ownership divided as 51 percent iNTELEFILM and 49 percent Harmony Holdings. In a related transaction, the principals of Curious Pictures extended their employment contracts with Harmony Holdings through December 31, 2004 and received certain rights to shares of iNTELEFILM.

     In addition, Curious Pictures principals received the right to acquire a minority interest in Curious Pictures and have certain related agreements with iNTELEFILM entitling them to put their Curious Pictures stock to iNTELEFILM upon certain events.

     "Curious Pictures has built a strong brand in the commercial production industry and we look forward to assisting their exceptional management team in implementing their exciting growth strategies," said iNTELEFILM Chief Executive Officer Christopher T. Dahl.

     Curious Pictures, a broadcast commercial production company and producer of broadcast television programming, has studios in New York and San Francisco. The company has received numerous industry awards and is currently producing 18 episodes of "A Little Curious," a half-hour daily television show for the HBO Family Channel now in its second season.

     Certain statements made in this press release constitute "forward looking statements" within the meaning of the Private Securities litigation Reform Act of 1985. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions and the risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

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